Exhibit 99.1

Brownie’s Marine Group Announces 64.3% Increase in Revenues for the H1-2022 vs. H1-2021

Pompano Beach, FL – August 22nd, 2022 - Brownie’s Marine Group, Inc. (OTCQB: BWMG), a leading developer, manufacturer and distributor of tankless dive equipment and high-pressure air and industrial compressors in the marine industry, today announced results for the second fiscal quarter ending June 30st, 2022.

Chris Constable, CEO of Brownie’s Marine Group, Inc. stated, “The Company continues its strong growth path, and we’re very pleased with our trajectory through the second quarter. The BLU3 division continues to be our fastest area of growth and would have likely shown additional growth had it not been for some supply chain issues in June that created some back-orders.” Mr. Constable continued, “We are excited about the addition of Live Blue to our roster of companies, and we expect this division to capitalize on the popularity of the BLU3 product line and change the way that people enter the water and comfortably explore the underwater world.”

Fiscal Q2-2022 Highlights vs. Q2-2021

■	Net Revenues increased 40.2% to $2.40 million for Q2-2022 vs. $1.71 million in Q2-2021;
■	The Adjusted Net Income(1) increased 109.1% to $89.5 thousand for Q2-2022 vs. $42.8 thousand in Q2-2021;
■	H1-2022 Revenue increased 64.3% to $4.37 million as compared to $2.66 million for H1-2021
■	BLU3, Inc. revenue increased 94.5% to $1.68 million for H1-2022 vs. $863.0 thousand for H1-2021;
■	LW Americas revenue increased 52.9% to $547.0 thousand for H1-2022 vs. $357.7 thousand for H1-2021;

Select Financial Metrics: Three Months and Year to Date Ended June 30th, 2022, Comparisons

(in thousands)	Q2-22	Q2-21	Change	H1-22	H1-f21	Change
Total Net Revenues	$2,401.24	$1,712.92	40.18%	$4,376.20	$2,663.70	64.29%
Legacy SSA Products – Brownies Third Lung	$797.02	$976.97	-18.42%	$1,378.10	$1,443.01	-4.50%
High Pressure Gas Systems – LW Anerica’s	$270.20	$207.57	30.17%	$547.01	$357.69	52.93%
Ultra-Portable Tankless Dive Systems – Blu3	$884.27	$528.38	67.35%	$1,678.90	$862.98	94.55%
Ultra-Portable Tankless Dive Systems – Submersible Systems	$399.48	-	NM	$721.90	-	NM
Guided Tour/Retail - Live Blue	$50.27	-	NM	$50.27	-	NM
Operating loss	$(319.14)	$(247.61)	28.89%	$(753.04)	$(694.78)	8.39%
Net loss	$(328.66)	$(89.80)	265.99%	$(772.75)	$(530.79)	45.58%
Adjusted Net Income (loss)(1)	$89.53	$42.85	108.96%	$3.02	$(34.53)	108.74%

NM = not measurable/meaningful

Operational Highlights

■	May 2022 – BWMG closed on the acquisition of the assets of Gold Coast Scuba, Inc. and launched its new subsidiary, Live Blue, Inc.

Non-GAAP Financial Measures

This press release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). We report adjusted net income (loss) to measure our overall results because we believe it better reflects our net results by excluding the impact of non-cash equity-based compensation. We believe the presentation of adjusted net income (loss) enhances our investors’ overall understanding of the financial performance of our business.

We believe that investors should have access to the same set of tools that we use in analyzing our results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results.

Unaudited reconciliation of adjusted net income (loss) for the periods presented(1)	Six Months Ended June 30,
	2022	2021
Net income (loss)	$(772,754)	$(530,786)
plus:
Depreciation & Amortization	$173,423	$64,977
Shares issued for Interest	$23,048	-
Stock issued for services	$47,501	$125,000
Stock-based compensation incentive bonus shares issued to CEO and employees	$11,060	-
Stock-based compensation – options	$520,739	$475,875
Loan Forgiveness – PPP and other	-	$(169,600)
Adjusted net income (loss)	$3,017	$(34,534)

Unaudited reconciliation of adjusted net income (loss) for the periods presented(1)	Three Months Ended June 30,
	2022	2021
Net income (loss)	(328,662)	(89,805)
plus:
Depreciation & Amortization	81,375	34,880
Shares issued for Interest	23,048	-
Stock issued for services	12,001	-
Stock-based compensation incentive bonus shares issued to CEO and employees	11,060	-
Stock-based compensation – options	290,705	257,370
Loan Forgiveness	-	(159,600)
Adjusted net income (loss)	89,527	42,845

About Brownie’s Marine Group

Brownie’s Marine Group, Inc., owns and operates a portfolio of companies with a concentration in the industrial, and recreational diving industry. The Company, together with its subsidiaries, designs, tests, manufactures, and distributes recreational hookah diving, yacht-based scuba air compressors and nitrox generation systems, and scuba and water safety products in the United States and internationally. The Company has five subsidiaries focused on various sub-sectors of our industry, including Brownie’s Third Lung, Inc. in Surface Supplied Air, BLU3, Inc. in Ultra-Portable Tankless Dive Systems, LW Americas in High Pressure Gas Systems and Submersible Systems, Inc. in Redundant Air Tank Systems, and Live Blue, Inc. The Company’s wholly owned subsidiaries do business under their respective trade names on both a wholesale and retail basis from our headquarters and manufacturing facility in Pompano Beach, Florida, and a manufacturing facility in Huntington Beach, California.

For more information, visit: www.BrowniesMarineGroup.com.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors. Stockholders and potential investors should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this report are reasonable, we cannot assure stockholders and potential investors that these plans, intentions or expectations will be achieved. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances or assumptions underlying such statements, or otherwise. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on April 22,2022, and our other periodic and quarterly filings with the SEC.

Source: Brownie’s Marine Group, Inc.

Contact Information: (954) 462-5570

investors@browniesmarinegroup.com